EXHIBIT 4.3

                              BANKFIRST CORPORATION
                                STOCK OPTION PLAN

      BANKFIRST CORPORATION, a Tennessee bank holding corporation, with principal offices at 625 Market Street, Knoxville, Knox County, Tennessee (the "Corporation"), hereby amends the BankFirst Corporation Incentive Stock Option Plan to be known as the BANKFIRST CORPORATION STOCK OPTION PLAN (the "Plan") for the benefit of its employees and members of its Board, as set forth below. The BankFirst Corporation Incentive Stock Option Plan included language which purported to give directors who were not employees incentive stock options, which is improper. The Plan is amended to provide that the directors who are not employees will have non-qualified stock options and the employees will have incentive stock options. The amendment of the Plan does not in any manner affect the number of options previously granted to employees and members of the Board.

                                    ARTICLE I
                                PLAN INTRODUCTION

      1.1. Name. This Plan shall be known as the "BankFirst Corporation Stock Option Plan." The Plan was formerly known as the "BankFirst Corporation Incentive Stock Option Plan".

      1.2. Purpose. The purpose of the Plan is to secure for the Corporation and its shareholders the benefits which flow from providing selected directors, officers, and other key employees of Corporation and its subsidiaries (herein collectively referred to as "directors, officers, and/or key employees") with the incentive inherent in common stock ownership. By so encouraging and enabling such selected directors, officers and key employees to become owners of the Corporation's shares, the Corporation seeks to motivate, retain, and attract those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Corporation in large measure depends.

      1.3. Form of Plan. The Corporation is establishing the Stock Option Plan pursuant to requirements of the Internal Revenue Code of 1986, as amended.

      1.4. Effective Date. The effective date of the Plan is December 31, 1996, the date of its approval by the Executive Committee of the Board. The shareholders of the Corporation approved the Plan at its annual shareholders' meeting held on April 21, 1997.

      1.5. Definitions. As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

            (a)  "Board"   shall  mean  the  Board  of  Directors  of  BankFirst
Corporation.


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

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Committee" shall mean the Executive Committee of the Board of Directors.

            (d) "Corporation" shall mean BankFirst Corporation.

            (e) "Director" means a voting member of the Board, excluding any person who serves solely in an advisory capacity or as a director emeritus.

            (f) "Disability"  means permanent  disability  within the meaning of
Section 22(e)(3) of the Code.

            (g) "Employee" means an employee of the Corporation or any of its subsidiaries.

            (h) "Fair Market Value" shall mean the fair market value of the stock established by the Board of Directors quarterly immediately prior to the grant of any option hereunder.

            (i) "Grantee" shall mean an employee and/or a member of the Board of the Corporation to whom an incentive stock option or a non-qualified stock option has been granted hereunder and has the same meaning as optionee.

            (j) "Incentive Stock Option" means an option to purchase stock granted under Section 4.1 of the Plan which is designated as Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

            (k) "Non-Qualified Stock Option" means an option to purchase stock granted under Section 4.1 of the Plan, which is not intended to be an incentive stock option, and will be governed by Section 83 of the Code.

            (l) "Option" means an incentive stock option or a non-qualified stock option.

            (m) "Option Period" means the period from the date of the grant of an option to the date when the option expires as stated in the terms of the Stock Option Agreement.

            (n) "Optionee" shall mean a director, officer, or other key employee to whom an Option has been granted hereunder.

            (o) "Plan" shall mean the BankFirst Corporation Stock Option Plan, the terms of which are set forth herein.

            (p)   "Retirement"   means   termination  of  employment   with  the
Corporation or any of its subsidiaries after obtain age of 65 (or earlier with the Corporation's or its subsidiary's consent).


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

            (q) "Stock" shall mean the Common Stock of BankFirst Corporation or, in the event that such outstanding shares of stock are hereafter changed into or exchanged for shares of a different stock or securities of the Corporation or some other corporation or company, such other stock or securities.

            (r) "Stock Option Agreement" shall mean the agreement between the Corporation and the Optionee under which the Optionee may purchase Stock hereunder.

            (s) "Subsidiary or Subsidiaries" means any corporation which at the time qualifies as a subsidiary of the Corporation under the definition of "Subsidiary Corporation" in Section 424(f) of the Code.

                                   ARTICLE II
                 PLAN PARTICIPATION, ADMINISTRATION, TERMINATION

      2.1. Eligibility and Plan Participation. Selected directors, officers and key employees of the Corporation and its subsidiaries shall be eligible to participate in the Plan. The Committee may grant Options to any eligible participant in accordance with such determinations as the Committee from time to time in its sole discretion shall make. The granting of options hereunder shall be entirely discretionary with the Committee and nothing in the Plan shall be deemed to give any director, officer, or other key employee of the Corporation any right to participate in the Plan or to receive options.

      2.2. Plan Administration. The Plan shall be administered by the Committee in accordance with the following provisions:

            (a) Duties and Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from among the directors, and the President and Chief Executive Officer of the Corporation those to whom and the time or times at which an Option may be granted hereunder, and the number of shares of Stock to be subject to each Option. The President and Chief Executive Officer shall in accordance with the authorization of the Committee have sole discretion and authority to determine from among the officers and key employees those to whom and the time or times at which an Option may be granted hereunder, and the number of shares of Stock to be subject to each Option.

            (b) Committee Governance. The Committee shall select one of its members as the chairperson of the Committee and shall hold meetings at such times and places as it may determine. The Committee may appoint a secretary and, subject to the provisions of the Plan and to policies determined by the Board, may make such rules and regulations for the conduct of its business as it shall deem advisable. Written action of the Committee may be taken by a majority of its members, and actions so taken shall be fully effective as if taken by a vote of a majority of the members at a meeting duly called and held. A majority of Committee members shall constitute a quorum for purposes of a meeting. The act of a majority of the members present at any meeting for which there is a quorum shall be a valid act of the Committee.


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

            (c) Committee to Interpret Plan. Subject to the express terms and conditions of the Plan, the Committee shall have sole power to (i) construe and interpret the Plan; (ii) establish, amend or waive rules and regulations for its administration; (iii) to determine and accelerate the exercisability of any Option; (iv) to correct inconsistencies in the Plan or in any Stock Option Agreement, or any other instrument relating to an Option; and (v) subject to the provisions of Section 4.6, to amend the terms and conditions of any outstanding Option, to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Notwithstanding the foregoing, no action of the Board or Committee may, without the consent of the person or persons entitled to exercise any outstanding Option, adversely affect the rights of such person or persons.

            (d) Exculpation. No member of the Board or the Committee shall be liable for actions or determinations made in good faith with respect to the Plan, or for awards under it.

            (e) Corporation Assistance. The Corporation shall supply full and timely information to the Committee on all matters relating to employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the Committee may require. The Corporation shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

      2.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan, including factual determinations, shall be final, conclusive and binding on all persons, including the Corporation, its Subsidiaries and affiliates, its shareholders, Optionees and their estates and assignee.

      2.4. Stock Option Agreements. Each Option under the Plan shall be evidenced by a Stock Subscription Agreement which shall be signed by the President of the Corporation, or as required by the circumstances, the Chairman of the Committee, and by the Optionee, and shall contain such terms and conditions as may be approved by the Committee, which need not be in the same in all cases. Any Stock Option Agreement may be supplemented or amended in writing from time to time as approved by the Committee, provided that the terms of such Agreements as amended or supplemented, as well as the terms of the original Stock Option Agreement, are not inconsistent with the provisions of the Plan. An Employee who receives an Option under the Plan shall not, with respect to the Option, be deemed to have become an Optionee, or to have any rights with respect to the Option, unless and until a Stock Option Agreement has been signed by the President of the Corporation, or as required by the circumstances the Chairman of the Committee and by the Director and/or Employee and delivered to the Committee, and the Director and/or Employee has otherwise complied with the applicable terms and conditions of the Option. The Committee may condition any Option grant upon the agreement by the Optionee to such confidentiality, non-competition and non-solicitation covenants as the Committee deems appropriate.


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

      2.5. Limitation on Exercise of Options. No part of any Option may be exercised to the extent the exercise would cause Optionee to have compensation from the Corporation and its affiliated corporations for any year in excess of any amount which is provided by the Code, and which is nondeductible by the Corporation and its affiliated corporations pursuant to Code Section 162(m). Any portion of an Option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of the Corporation or its affiliated Corporation's compensation tax deduction, provided such exercise occurs before lapse of the Option, and otherwise complies with the terms and conditions of the Plan and Stock Option Ageement.

                                   ARTICLE III
                               STOCK OPTION SHARES

      3.1. Stock Limitations. Subject to adjustment pursuant to the provisions of Section 3.3 hereof, the number of shares of Stock which may be issued and sold hereunder shall not exceed 500,000 shares. Such shares may be authorized and unissued shares or shares issued and thereafter acquired by the Corporation.

      3.2. Options Granted Under the Plan. Shares of Stock with respect to which an Option granted hereunder have been exercised shall not again be available for Option hereunder. If Options granted hereunder shall terminate or expire for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such Option termination relates.

      3.3. Antidilution. In the event that the outstanding shares of Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend:

            (a) The aggregate number and kind of shares subject to Options which may be granted hereunder shall be adjusted accordingly.

            (b) Rights under outstanding  Options granted hereunder,  both as to
the  number  of  subject  shares  and  the  Option  price,   shall  be  adjusted
accordingly.

            (c) Where dissolution or liquidation of the Corporation or any merger or combination in which the Corporation is not a surviving corporation is involved, each outstanding Option granted hereunder shall terminate, but the Optionee shall be fully vested and shall have the right, immediately prior to such dissolution, liquidation, merger, or combination, to exercise his/her Option in whole or in part.

            The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.


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

      3.4. Termination, Amendment and Modification of the Plan. The Board of Directors may at any time suspend, discontinue, or terminate the Plan, and may at any time and from time to time and in any respect amend or modify the Plan and make rules for its administration; provided, however, that no such action of the Board without approval of the majority of the shareholders of the Corporation may:

            (a) Increase the total number of shares of Stock subject to the Plan except as contemplated in Section 3.3 hereof;

            (b) Withdraw the administration of the Plan from the Committee; and

            (c) Provided further, that no termination, amendment, or modification of the Plan shall in any manner (1) affect any Option theretofore granted under the Plan without the consent of the Optionee or permitted transferee of the Option, or (2) prevent Options issued under the Plan from being Incentive Stock Options as defined in Section 422 of the Code, or as a Non-Qualified Stock Option as defined in Section 83 of the Code.

                                   ARTICLE IV
                                  STOCK OPTIONS

      4.1. Eligibility and Grant. Selected Directors, Officers and key employees of the Corporation and its subsidiaries who are expected to contribute substantially to the growth and profitability of the Corporation and its subsidiaries are eligible for selection by the Committee to receive Options. Both Incentive Stock Options and Non-Qualified Stock Options may be granted under the Plan. If the Option is designated as an Incentive Stock Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Non-Qualified Stock Option and governed by
Section 83 of the Code. Neither the Corporation nor any of its subsidiaries will be liable for any tax consequences of an Option, including but not limited to the failure of the option intended to be an Incentive Stock Option to qualify as such. All Options granted to selected Directors, Officers and key employees under the Plan shall be evidenced by a Stock Option Agreement in such form as the Committee may from time to time approve. All options are subject to the terms of the Plan and such additional terms and conditions contained in the Stock Option Agreement, which need not be the same in each case, not inconsistent with the terms of the Plan, as the Committee finds desirable.

      4.2. Option Price. The option price per share of Stock covered the Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such stock on the date the Option is granted. The Fair Market Value shall be determined by the Committee in its sole discretion, provided, if the Corporation's Stock is publicly traded on an established securities market, the Fair Market Value shall be the closing market price of the Corporation's Stock as reported on the date of the grant, or, if no trades were reported on that date, the closing price on the most recent trading day immediately preceding the date of the grant. An Option granted to any person who, at the time the Option is granted, owns or is deemed to own within the meaning of
Section 424(d) of the Code, stock possessing more than 10% of the


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total combined  voting power of all classes of stock of the  Corporation,  shall have an exercise price which is at least 110% of the Fair Market Value of the Stock subject to the Option.

      4.3. Option Vesting. No portion of the Option may be exercised unless vested in accordance with the provisions of the Stock Option Agreement and this Plan. Options shall vest at an annual rate of twenty percent (20%), allowing the exercise of the stock options in accordance with the following schedule:

Date of Grant of Option                                      Vesting Schedule
-----------------------                                      ----------------
One (1) Year from Option Date                                      20%
Two (2) Years from Option Date                                     40%
Three (3) Years from Option Date                                   60%
Four (4) Years from Option Date                                    80%
Five (5) Years from Option Date                                   100%

"Vesting" as used in the Stock Option Agreement and this Plan shall act to give the Optionee those rights determined by the Committee and no others. Both unvested and vested portions of Options shall be subject to early termination. All Optionees shall become fully vested upon the dissolution or liquidation of the Corporation, or any merger or combination in which the Corporation is not a surviving corporation.

      4.4. Option Period. Each Option granted hereunder must be granted within ten years from the effective date of the Plan.

      4.5. Natural Termination and Expiration of Options. The period for the exercise of each Option shall be determined by the Committee, but in no instance shall such period exceed ten years from the date of grant of the Option.

      4.6. Early Termination and Expiration of Options; Effect Thereof. Each of the following shall be a "Terminating Event", the occurrence of which shall act to terminate the Option prior to its natural expiration to the extent not previously exercised:

                  (i) Termination of Employment. The termination of employment or directorship of the Optionee for cause, the date of termination being the date the Optionee is notified of the termination.

                  (ii) Reduction of Position. The reduction of the Optionee's position for any reason whatsoever, the date of termination being the date the Optionee is notified of the reduction. The Option shall not be affected by any change in duties or position as long as the Optionee continues to be an Optionee of the Corporation at the same or higher position as that held on the Grant Date.


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Upon the occurrence of a Terminating  Event,  the unvested portion of the Option shall expire on the date of termination set forth above. To the extent that the Optionee shall have been otherwise entitled to do so, the vested portion may continue to be exercised by the Optionee (or, should the Optionee be deceased, by the legatee or legatees of the Optionee under such Optionee's Last Will or by such Optionee's personal representative or distributees), during a Transitory Period to be determined by the Committee but in no event later than three (3) months after the date of termination set forth above. No further vesting shall occur during the Transitory Period, and the Option shall fully expire at the conclusion of the Transitory Period.

      4.7. Effect of Option Termination and Expiration. Once any Option granted hereunder has terminated or expired, such Option shall be deemed irrevocably expired. Regardless of any efforts by the Optionee to cure the event causing such termination and/or expiration, such Option may not be revived unless specifically reinstated in writing by an officer of the Corporation duly authorized by disinterested members of the Board of Directors.

      4.8. Option Exercise and Method. The option exercise and method are as follows:

            (a) Option Exercise. Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, to the extent that the Option has vested, and within the period permitted for the exercise thereof. Further, except as otherwise provided herein, the Option may not be exercised at any time unless the Optionee shall have been in the continuous employ of the Corporation from the date the Option is granted to the date of exercising the Option.

            (b) Method of Option Exercise. Any Option granted pursuant to this Plan shall contain provisions established by the Board of Directors setting forth the manner of exercise of such Option. Notwithstanding the foregoing, Options shall be exercised by providing (1) written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Corporation at its principal office in Knoxville, Tennessee, and (2) payment in full to the Corporation at said office of the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised, such payment to be in cash or certified funds made payable to the order of the Corporation.

      4.9. Nontransferability of Option. No Option shall be transferred by an Optionee otherwise than by Will or the laws of descent and distribution. During the lifetime of an Optionee the Option shall be exercised only by him/her. No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and an authenticated copy of the Will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

      4.10. Rights as Shareholder. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares subject to such Option prior to purchase of such shares by valid exercise of such Option as provided herein and a stock certificate is issued and delivered by the Corporation therefor.


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

      4.11. Stock Certificates; Refunds. The Corporation shall issue and deliver the certificate or certificates for shares of Stock purchased upon the valid exercise of any Option granted hereunder or any portion thereof within fifteen
(15) business days of the exercise of the Option and payment therefor. In the event the Option or a portion thereof is not validly exercised or is otherwise not available in accordance with the terms of the Plan, the Corporation shall refund the purchase price for that portion of the Option not validly exercised or otherwise not available within fifteen (15) business days of the exercise of the Option and payment therefor. No refund of the purchase price will be made for a validly exercised Option after share certificates issue.

                                    ARTICLE V
                                 MISCELLANEOUS

      5.1. Employment and Directorship. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any employee the right to continue in the employ of the Corporation, or the director the right to serve on the Board of Directors.

      5.2. Tax Obligations of Optionee. If for any reason the exercise of any portion of any Option granted hereunder shall be determined to be a taxable event, the Optionee shall be solely responsible for all employment related taxes that may be incurred thereby.

      5.3. Stock for Investment. The Stock Option Agreement shall provide that the Optionee shall upon each exercise of a part or all of the Option granted represent and warrant, or be deemed to represent and warrant, that his/her purchase of stock pursuant to such Option is for investment only. At any time the Board of Directors may waive the requirement of such a provision in any Stock Option Agreement entered into under any stock option plan of the Corporation.

      5.4. Other Securities Law Restrictions. The Board of Directors shall include Securities Law-related provisions in any Stock Option Agreement that, in its discretion, is necessary to protect the interests of the Corporation.

      5.5. Other Compensation Plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Corporation, nor shall the Plan preclude the Corporation from establishing any other forms of incentive or other compensation for employees of the Corporation.

      5.6. Obligation to Sell Subject to Governmental Approval. The Corporation's obligation to sell and deliver stock under the Plan in accordance with the terms of this Agreement is at all times subject to all approvals of any governmental authorities required in connection with the authorization, issuance, sale or delivery of the stock.

      5.7. Plan Binding on Successors. The Plan shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. The Plan shall inure to the benefit of and be


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

binding   upon   the   respective   heirs,   successors,   administrators,   and
representatives as permitted herein.

      5.8. Headings. The headings of each of the provisions hereof are for convenience and reference only and are not substantive. They are not to be used in the interpretation hereof or to modify any of the terms or provisions of this Plan.

      5.9. Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural and the masculine pronoun shall include the feminine gender, and vice versa.

      5.10. Shareholder Approval. The Plan was submitted to the shareholders of the Corporation for approval by the holders of a majority of the outstanding shares of Common Stock of the Corporation at the annual meeting held on April 21, 1997. The Plan was approved by the holders of a majority of the outstanding shares of Common Stock of the Corporation.


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

                                 ATTACHMENT "A"
                    Options Granted Before December 31, 1996

The following grants to various employees and nonemployees of the organization were made under a prior organization and are inclusive in the BankFirst Corporation Stock Option Plan.

Grant Date      Grantor     Expiration       Original         Original       12/31/99     12/31/99
                               Date        Number Shares   Exercise Price    Number of    Exercise
                                                                              Shares      Price of
                                                                                           Shares

 12/31/93      BankFirst     12/31/03         169,565          $11.50         523,505       $3.72

  3/14/95      BankFirst      3/14/05          11,700          $20.00          36,145       $6.47

  4/17/95      BankFirst      4/17/05          12,100          $20.00          37,345       $6.47

 12/31/95      BankFirst     12/31/05           2,200          $20.00           6,810       $6.47

Total Options Issued by BankFirst Prior to    195,565                         603,805
BankFirst Corporation


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